Exhibit 99.1

International Regulation

Mr. Jan-Michiel Hessels

NYSE Euronext

Postbus 19163

1000 GD Amsterdam

The Netherlands

CORRESPONDENT	OUR REFERENCE	YOUR REFERENCE	DATE
+32 2 220 53 36	FMI_INT0004		27 September 2010
Lieven Baert	BAL/DSE
fmi.fin@cbfa.be

Dear Mr. Hessels:

In reference to the shareholder proposal to move to a universal simple majority voting structure, the Euronext College of Regulators (“the College”) has reached a decision concerning the provisions of the Certificate of Incorporation and the Bylaws which are currently under a supermajority voting requirement.

The College encourages companies to organize themselves on the basis of sound corporate governance principles and acknowledges the importance of NYSE Euronext applying such principles. Considering the origin of NYSE Euronext and the particular environment in which regulated markets have to operate, in particular in Europe, the College also needs to ensure that the key rationale for the supermajority voting requirements, as provided at the time of the merger between the two companies, is respected and maintained.

As stated in our letter of April 7th 2010, one of the key principles behind the approval of the merger between NYSE and Euronext was the balance of representation between American and European representatives on the Board of Directors of NYSE Euronext.

The fact that this balanced composition can only be amended through an 80% majority of the outstanding shares provides the College with assurance that this key principle will remain.

Furthermore, the College is concerned to ensure: (i) the ongoing regulatory comfort concerning the governance of NYSE Euronext, and ultimately (ii) the safeguarding of fair and orderly market principles in the regulated markets of the five European jurisdictions.

However, as also noted in the letter of April 7th 2010, the College acknowledges that some provisions currently protected by the 80% requirement are not necessarily key to maintaining the above mentioned principles. After due consideration, the College is therefore minded not to oppose an amendment resulting in a simple majority for the following provisions:

For the Certificate of Incorporation:

•	Art IV, section 4

•	Article VI, section 2

•	Article VIII, section 1 and 2

For the Bylaws:

•	Article III, section 3.1

The College holds a strong view that any change to the remaining provisions referred to in your June 4th 2010 memo may constitute a breach of the original regulatory requirements for the merger of NYSE and Euronext.

The College does not object to you referring to this letter in any discussions you may have with shareholders or external third parties to explain the College’s perspective on this issue. In the meantime we will send a copy of this letter to the Stichting NYSE Euronext, and to the SEC.

Yours sincerely,

/s/ Jean-Paul SERVAIS

For and on behalf of the Chairman’s Committee of the Euronext College of Regulators

Jean-Paul Servais, Chairman, The Banking, Finance and Insurance Commission, Belgium

Hans Hoogervorst, Chairman, The Authority for the Financial Markets, the Netherlands

Jean-Pierre Jouyet, Chairman, the Autorité des Marchés Financiers, France

Carlos Tavares, Chairman, The Comissao do Mercado de Valores Mobiliarios, Portugal

Alexander Justham, Director of Markets, The Financial Services Authority, the UK

CC:

Mary Schapiro, U.S. Securities and Exchange Commission

Jacques de Larosière, Stichting NYSE Euronext